Exhibit 2.r

AMERICAN CAPITAL STRATEGIES, LTD.

PERSONAL INVESTMENTS CODE

(Adopted July 27, 2000)

(Revised February 5, 2004)

1. Definitions

a.	“Access Person” shall mean any director, officer, or advisory person of ACAS.

b.	“ACAS” shall mean American Capital Strategies, Ltd., and all subsidiaries of ACAS.

c.	“Advisory Person” shall mean (i) any employee of ACAS who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security by ACAS, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to ACAS who obtains information concerning recommendations made to ACAS with regard to the purchase or sale of a Covered Security. Absent determination otherwise by the Compliance Officer, all employees of ACS shall be deemed to be advisory persons.

d.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

e.	“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

f.	“Board” shall mean the Board of Directors of ACAS.

g.	“Compliance Officer” shall mean such person designated as such by the Board or its Executive Committee.

h.	“Code” shall mean this Personal Investments Code, as such may further be amended, from time to time.

i.	“Control” shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

j.	“Covered Security” shall mean a security as defined in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities that are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may designated by the Executive Committee of the Board.

k.	“Disinterested Director” shall mean a director of ACAS who is not an “interested person” of ACAS within the meaning of Section 2(a)(19) of the 1940 Act.

l.	“Eligible portfolio company” shall have the meaning set forth in Section 2(a)(46) of the 1940 Act.

m.	“Initial Public Offering” shall mean an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which immediately before the registration was not subject to reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

n.	“Investment Personnel” means (i) any employee of ACAS who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by ACAS and (ii) any natural person in a control relationship to ACAS who obtains information concerning recommendations made to ACAS with regard to the purchase or sale of a security.

o.	“Limited Offering” shall mean an offering of securities that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

p.	“1940 Act” shall mean the Investment Company Act of 1940, as amended.

q.	“Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security.

2.	Exempted Transactions

The following transactions shall be exempted from the prohibitions of Sections 3(a) and 3(b) of this Code:

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a.	Purchases or sales of Covered Securities effected in any account over which the Access Person has no direct or indirect influence or control.

b.	Purchases or sales of Covered Securities that are non-volitional on the part of either the Access Person or ACAS.

c.	Purchases that are part of an automatic dividend reinvestment plan.

d.	Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

e.	Purchases or sales of Covered Securities that receive the prior approval of the Executive Committee of the Board or other entity or person designated by the Board because they are only remotely potentially harmful to ACAS, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by ACAS.

f.	Purchases or sales of Covered Securities of a class registered under the Securities Exchange Act of 1934, as amended, with market capitalization for such class of at least $2 billion; provided that such exception shall not apply if the Access Person has material non-public information regarding such securities or the issuer thereof or is otherwise prohibited from effecting such purchases or sales.

g.	Purchases or sales of Covered Securities pursuant to ACAS’s Co-Investment Policy.

h.	To the extent not otherwise restricted by policies of ACAS or applicable law, securities issued by ACAS.

3.	Prohibited Purchases and Sales

a.	No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and that he or she knows or should have known at the time of such purchase or sale:

(i)	is being considered for purchase or sale by ACAS; or

(ii)	is being purchased or sold by ACAS.

b.	No Access Person, other than a Disinterested Director, shall, without obtaining the prior approval of the Executive Committee of the Board or other entity or person designated by the Board, purchase or sell, directly or indirectly, any Covered Security or beneficial interest therein issued by an Eligible Portfolio Company.

c.	No Investment Personnel shall purchase, without obtaining the prior approval of the Executive Committee of the Board, or other person or entity designated by the Board, directly or indirectly, any Covered Security or beneficial interest therein, in an Initial Public Offering or a Limited Offering. Such consent shall not be granted if it would be a conflict of interest for such an investment to be made. There shall be a presumptive conflict of interest if the opportunity to participate in an Initial Public Offering or a Limited Offering was made available to Investment Personnel as a result of or otherwise in connection with their employment with ACAS. A written report of such approval shall be prepared and retained in accordance with Section 5(f) herein.

4. Reporting

a. Reports Required. Unless excepted by Section 4(b), every Access Person must prepare and deliver to the Compliance Officer:

(i)	Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when he or she became an Access Person; and

(B)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C)	The date that the report is submitted by the Access Person.

(ii)	Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:

(A)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transition was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

(B)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the report is submitted by the Access Person.

(C)	If no activity of the type described in parts (A) or (B) of this Section 4(a)(ii) occurred during the quarter, a statement to such effect, together with the date that the report is submitted by the Access Person.

(iii)	Annual Holdings Reports. Annually during the month of October of each year, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct beneficial ownership;

(B)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report is submitted by the Access Person.

b. Exceptions from Reporting Requirements.

(i)	A person need not make a report under Section 4(a) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii)	A Disinterested Director need not make:

(A)	An initial holdings report under Section 4(a)(i) or an annual holdings report under Section 4(a)(iii); and

(B)	A quarterly transaction report under Section 4(a)(ii), unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that during the 15-day period immediately before or after the director’s transaction in a Covered Security, ACAS purchased or sold the Covered Security, or ACAS considered purchasing or selling the Covered Security.

c.	Review of Reports. The Compliance Officer will review all reports submitted under this paragraph 4 for compliance with this Code and applicable regulatory provisions.

d.	Notification of Reporting Obligation. The Compliance Officer must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

e.	Beneficial Ownership. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

5. Recordkeeping Requirements.

ACAS, at its principal place of business, will maintain records in the manner and to the extent set out in this Section 5, and must make these records available to the Securities and Exchange Commission or any representative of the Securities and Exchange Commission at any time and from time to time for reasonable periodic, special or other examination (such records to be easily accessible except as indicated):

a.	A copy of this Code as then in effect, and every other code of ethics in effect at any time within the past six years;

b.	A record of any violation of this Code, and of any action taken as a result of the violation, that occurred within the past six years;

c.	A copy of each report made by an Access Person as required by this Code during the past six years, the latest two years of such reports in an easily accessible place;

d.	A record of all persons, currently or within the past six years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports;

e.	A copy of each report required by Section 6 within the past six years, the latest two years of such reports in an easily accessible place; and

f.	A record of any decision within the past six years, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of Covered Securities under paragraph 3(c).

6. Annual Report

No less frequently than annually, on or before November 15 of each year, the Compliance Officer will furnish to the Board, and the Board will consider, a written report that:

a.	Describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations; and

b.	Certifies that ACAS has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

7. Amendments

This Code may only be amended by approval of the Board.

8. Sanctions

Upon discovering a violation of this Code, the Board may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.